Exhibit 99.1

SCIENTIFIC GAMES FOURTH QUARTER REVENUES RISE 14% TO $232 MILLION

Earnings per diluted share are $0.08; $0.25 excluding employee termination and stock compensation expenses

NEW YORK — March 1, 2007 — SCIENTIFIC GAMES CORPORATION [Nasdaq:SGMS] today reported fourth quarter 2006 revenues of $232.1 million, up 14 percent from $202.9 million in the fourth quarter of 2005. Net income was $7.9 million or $0.08 per diluted share, net of $13.5 million of employee termination costs and $3.9 million of stock compensation expenses, down from net income of $10.3 million or $0.11 per diluted share in the fourth quarter of 2005. Non-GAAP adjusted net income before employee termination and stock compensation expenses for the fourth quarter of 2006 was $24.0 million or $0.25 per non-GAAP diluted share, compared to non-GAAP adjusted net income of $25.1 million or $0.27 per non-GAAP diluted share in the fourth quarter of 2005.

EBITDA for the fourth quarter of 2006 was $48.3 million, up 24 percent from $38.9 million in the fourth quarter of 2005. Excluding employee termination and stock compensation expenses, adjusted EBITDA increased 13 percent to $65.7 million for the fourth quarter of 2006, compared to adjusted EBITDA of $58.3 million for the fourth quarter of 2005.

For 2006, revenues increased 15 percent to $897.2 million compared to $781.7 for 2005. Net income was $66.8 million or $0.70 per diluted share, net of $25.1 million of employee termination, asset impairment and other costs and $17.9 million of stock compensation expenses, compared to net income of $75.3 million or $0.81 per diluted share in 2005. Non-GAAP adjusted net income before employee termination costs, stock compensation expenses, asset impairment and other charges was $98.4 million or $1.05 per non-GAAP diluted share for 2006, compared to non-GAAP adjusted net income of $95.9 million or $1.04 per non-GAAP diluted share in 2005.

EBITDA increased 22 percent to $239.5 million for 2006, compared to $195.7 million in 2005. Excluding employee termination costs, stock compensation expenses, asset impairment and other charges, adjusted EBITDA increased 23 percent to $272.7 million for 2006, compared to adjusted EBITDA of $222.4 million in 2005.

“Printed Products service revenue grew an impressive 22 percent in the fourth quarter,” said Lorne Weil, Chairman and CEO. “As expected, after the summer slow-down, ‘same store’ sales growth re-accelerated. Excluding new contract revenue of approximately $4.2 million, ‘same store’ sales growth was approximately 17 percent.”

Mr. Weil continued, “Italy continues to exceed expectations, achieving record sales every month, making Italy the strongest instant ticket market in Europe just two and a half years after launch. One of our goals is to bring the type of success we have generated in Italy to other international jurisdictions. We remain optimistic about future instant ticket launches in Mexico and Germany. We continue to make significant progress in our instant ticket market development activities in China. We are in advanced negotiations with various China based partners and provinces which could lead to the sale and distribution of instant tickets in certain jurisdictions prior to the end of 2007. We remain excited about the long term opportunity in China and are optimistic about our ability to penetrate that market. And domestically, we look forward to spring training and the launch of approximately 15 Major League Baseball games during the first and second quarters of 2007.”

Printed Products sales revenue in the fourth quarter was $14.2 million, a decrease of 24 percent from $18.7 million in the fourth quarter of 2005, but a 34 percent improvement versus the third quarter of 2006. The decline is primarily due to a decline in phone card sales reflecting a continuing market driven shift to lower priced products. Printed Products sales margins went from 30 percent in the fourth quarter of 2005 to 20 percent in the fourth quarter of 2006 due to pricing pressure and decreased economies of scale.

“Lottery Systems Group service revenue grew four percent during the fourth quarter,” added Weil. “Excluding EssNet service revenue of approximately $4.9 million and the Montana contract which elapsed, ‘same store sales’ were down approximately 4 percent. However we expect this segment to improve in 2007 with the launch of our Mexican online lottery with Televisa, improved jackpot activity, and the benefit of cost saving initiatives.”

Lottery Systems sales revenue was $8.0 million, a decrease of 40 percent from $13.3 million in the fourth quarter of 2005. This is primarily due to the absence of a one-time sale of Instant Ticket Vending Machines (ITVMs) to Pennsylvania that accounted for $8.3 million of revenue in the fourth quarter of 2005, and decreased levels of sales activity due to pending legislation in Germany.

“Diversified Gaming Group service revenue grew 70 percent, largely due to the addition of Global Draw. Excluding $19.7 million of Global Draw revenue, our pari-mutuel related businesses showed margin improvement despite a 4% decline in revenue because of cost reduction initiatives. We believe that we’ve given the racing industry a giant step into the future with the introduction of the Quantum System. Both East and West Coast facilities are now operational and we expect to eventually move all on-track and off-track betting through the Quantum Data Centers. This is the kind of advanced data processing the racing industry — and its critics — have been calling for and Scientific Games is pleased to have brought it to life.”

Weil added, “Scientific Games underwent a company-wide restructuring and a reduction in force during the fourth quarter. We now believe the Company is better positioned to both service existing customers and generate new ones. In the fourth quarter of 2006 we recorded employee termination charges of approximately $13.5 million. However, we expect these charges to result in an annual cost savings in excess of $20 million going forward.”

Fourth quarter business development included an extended contract making Global Draw  the exclusive supplier of gaming machines to almost 1,500 Coral betting shops in the United Kingdom. Scientific Games also purchased Games Media Ltd., a U.K. based company developing, publishing and selling “Amusement With Prizes” (AWP) machines, “Skill With Prizes” (SWP) machines and related content for the U.K. public house market. The U.K. public house market comprises approximately 60,000 pubs which have an estimated total of 120,000 AWPs and 30,000 SWPs. It is anticipated that the industry will undergo a digital replacement cycle of the current analog machines starting in 2007.

Subsequent to the end of the quarter the Company signed a significant licensing deal with Hasbro, giving us global exclusive lottery rights to games like MONOPOLY™, BATTLESHIP™, CLUE™, YAHTZEE™, BOGGLE™, and THE GAME OF LIFE™. The global deal has the potential to bring 20 Hasbro brands to multiple lottery platforms such as instant and pull-tab tickets, on-line terminal generated games, mobile, internet and interactive television. Previously the Company only had licensing rights for U.S. instant tickets, with a competitor having the rights to online, so the expanded relationship bears great potential. The Company was also awarded an 11 year racing contract with the Camarero Group of Puerto Rico, and an extension with one of our most important customers, the Connecticut Lottery, for a new lottery system to be launched in 2008.

Weil concluded, “We are very excited by our robust business development pipeline and satisfied with the restructuring changes we have made. We believe the combination should yield both revenue growth and margin improvement in the coming quarters.”

Information about the use of non-GAAP financial information is provided under the section “Non-GAAP Disclosure” below. The non-GAAP measures (adjusted net income, diluted adjusted net income per share, EBITDA and adjusted EBITDA) are reconciled to the corresponding GAAP measures in the financial schedules accompanying this release.

Stock Repurchase Program

As previously reported, on November 2, 2006, the Company’s Board of Directors approved a stock repurchase program under which the Company is authorized to repurchase, from time to time in the open market through December 31, 2007, shares of its outstanding common stock in an aggregate amount up to $200 million. During the fourth quarter, the Company repurchased 321,548 shares for a total cost of approximately $9.8 million. The timing and amount of purchases will be determined by the Company’s management based on their evaluation of market conditions, share price and other factors. Purchases are expected to be funded by cash flows from operations, borrowings, or a combination thereof. The stock repurchase program may be discontinued at any time.

Conference Call Details

We invite you to join our conference call tomorrow at 8:30 a.m. Eastern. To access the call live via webcast please visit http://www.scientificgames.com and click on the webcast link under the “Investors” tab. To access the call by telephone, please dial (866) 770-7125 (US & Canada) or (617) 213-8066 (International) fifteen minutes before the start of the call. The Conference ID# is 91891619. The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries, a leading supplier of fixed odds betting terminals and systems, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at http://www.scientificgames.com.

Company Contact:
Investor Relations
Scientific Games Corporation
212-754-2233

Forward-Looking Statements

In this press release we make “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate,” “could,” “optimistic,” “potential,” “opportunity,” “eventually,” or the negatives thereof, variations thereon or similar terminology.

These forward-looking statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual outcomes may differ from those projected in forward-looking statements due to a variety of risks and uncertainties and other factors, including relating to the following:

•                  the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations and our need for additional funds required to support capital improvements, development and acquisitions;

•                  economic, competitive, demographic, business and other conditions in our local, regional and international markets;

•                  changes or developments in the laws, regulations or taxes in the gaming, racing and lottery industries;

•                  actions taken or omitted to be taken by third parties, including customers, suppliers, competitors and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

•                  changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

•                  an inability to enter into new contracts or renew existing contracts or the early termination of our existing contracts;

•                  an inability to engage in or complete future acquisitions;

•                  the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis; and

•                  resolution of any pending or future litigation in a manner adverse to us.

Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking is included from to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Convertible Debentures

During the second, third and fourth quarters of 2006, the average price of our common stock exceeded the specified conversion price of $29.10 of our Convertible Debentures. Because of this, an additional 262,000 shares and 939,000 shares of common stock have been included in our weighted average number of diluted shares for the fourth quarter and twelve months of 2006, respectively. Although we purchased a hedge in December 2004 to mitigate the potential economic dilution of the underlying Convertible Debenture shares, we are precluded from reflecting this hedge in our GAAP weighted average number of diluted shares because the effect would be anti-dilutive. Upon conversion of the debentures, the dilutive share count will revert to the true economic number.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income. EBITDA is included in this document as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt. In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity. EBITDA as defined in this document may differ from similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, non-GAAP adjusted net income and diluted non-GAAP adjusted net income per share are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to GAAP net income and GAAP net income per diluted share in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with useful financial information that can be used in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. The adjusted financial measures as defined in this document may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this document should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended December 31, 2005 and 2006
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,
	2005	2006
Operating revenues:
Services	$166,781	209,114
Sales	36,098	22,960
	202,879	232,074
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	91,793	116,339
Cost of sales (exclusive of depreciation and amortization)	24,780	15,602
Selling, general and administrative expenses	46,902	53,313
Depreciation and amortization	18,070	26,765
Operating income	21,334	20,055
Other deductions:
Interest expense	6,665	12,922
Equity in net (income) loss of joint ventures	506	(1,445)
Other (income) loss	(448)	92
	6,723	11,569
Income before income tax expense	14,611	8,486
Income tax expense	4,256	599
Net income	$10,355	7,887

Basic and diluted net income per share:
Basic net income	$0.12	0.09
Diluted net income	$0.11	0.08
Weighted average number of shares used in per share calculations:
Basic shares	89,780	91,532
Diluted shares	92,867	94,599

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Twelve Months Ended December 31, 2005 and 2006
(Unaudited, in thousands, except per share amounts)

	Twelve Months Ended December 31,
	2005	2006
Operating revenues:
Services	$639,327	799,227
Sales	142,356	98,003
	781,683	897,230
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	351,430	437,147
Cost of sales (exclusive of depreciation and amortization)	100,621	72,800
Selling, general and administrative expenses	131,844	155,727
Depreciation and amortization	66,794	106,006
Operating income	130,994	125,550
Other deductions:
Interest expense	26,548	43,393
Equity in net (income) loss of joint ventures	2,064	(7,900)
Other income	(1,222)	(767)
	27,390	34,726
Income before income tax expense	103,604	90,824
Income tax expense	28,285	24,063
Net income	$75,319	66,761

Basic and diluted net income per share:
Basic net income	$0.84	0.73
Diluted net income	$0.81	0.70
Weighted average number of shares used in per share calculations:
Basic shares	89,327	91,066
Diluted shares	92,484	94,979

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2005 and December 31, 2006
(Unaudited, in thousands)

	December 31,	December 31,
	2005	2006

Assets:
Cash and cash equivalents	$38,942	27,791
Other current assets	215,611	316,911
Property and equipment, net	366,219	450,660
Long-term assets	551,741	964,248
Total assets	$1,172,513	1,759,610

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6,055	3,148
Other current liabilities	135,307	190,875
Long-term debt, excluding current portion	574,680	913,253
Other long-term liabilities	69,638	124,256
Stockholders’ equity	386,833	528,078
Total liabilities and stockholders’ equity:	$1,172,513	1,759,610

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended December 31, 2005 and 2006
(Unaudited, in thousands)

	Three Months Ended December 31, 2005
	Lottery Systems Group	Printed Products Group	Diversified Gaming Group	Totals

Service revenues	$50,747	85,037	30,997	166,781
Sales revenues	13,250	18,696	4,152	36,098
Total revenues	63,997	103,733	35,149	202,879
Cost of services (1)	24,151	43,797	23,845	91,793
Cost of sales (1)	9,459	13,120	2,201	24,780
Selling, general and administrative expenses	9,647	13,763	2,023	25,433
Depreciation and amortization (2)	9,758	4,885	3,107	17,750
Segment operating income	$10,982	28,168	3,973	43,123
Unallocated corporate expense				21,789
Consolidated operating income				$21,334

	Three Months Ended December 31, 2006
	Lottery Systems Group	Printed Products Group	Diversified Gaming Group	Totals

Service revenues	$52,891	103,512	52,711	209,114
Sales revenues	7,987	14,211	762	22,960
Total revenues	60,878	117,723	53,473	232,074
Cost of services (1)	30,531	53,114	32,694	116,339
Cost of sales (1)	4,064	11,392	146	15,602
Selling, general and administrative expenses	11,759	18,326	5,470	35,555
Depreciation and amortization (2)	13,619	7,237	5,668	26,524
Segment operating income	$905	27,654	9,495	38,054
Unallocated corporate expense				17,999
Consolidated operating income				$20,055

(1)   Exclusive of depreciation and amortization

(2)   Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATING DATA

Twelve Months Ended December 31, 2005 and 2006
(Unaudited, in thousands)

	Twelve Months Ended December 31, 2005
	Lottery Systems Group	Printed Products Group	Diversified Gaming Group	Totals

Service revenues	$175,843	331,087	132,397	639,327
Sales revenues	59,829	72,214	10,313	142,356
Total revenues	235,672	403,301	142,710	781,683
Cost of services (1)	87,290	170,097	94,043	351,430
Cost of sales (1)	41,387	52,193	7,041	100,621
Selling, general and administrative expenses	29,684	43,969	15,528	89,181
Depreciation and amortization (2)	33,522	18,250	13,843	65,615
Segment operating income	$43,789	118,792	12,255	174,836
Unallocated corporate expense				43,842
Consolidated operating income				$130,994

	Twelve Months Ended December 31, 2006
	Lottery Systems Group	Printed Products Group	Diversified Gaming Group	Totals

Service revenues	$213,144	388,841	197,242	799,227
Sales revenues	42,300	50,769	4,934	98,003
Total revenues	255,444	439,610	202,176	897,230
Cost of services (1)	119,835	199,006	118,306	437,147
Cost of sales (1)	28,363	40,027	4,410	72,800
Selling, general and administrative expenses	34,571	51,425	17,615	103,611
Depreciation and amortization (2)	48,423	25,203	31,410	105,036
Segment operating income	$24,252	123,949	30,435	178,636
Unallocated corporate expense				53,086
Consolidated operating income				$125,550

(1)   Exclusive of depreciation and amortization

(2)   Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006

Income before income tax expense	$14,611	8,486	103,604	90,824
Add: Employee termination costs	—	13,524	—	14,860
Add: Asset impairment charges	—	—	—	10,240
Add: Stock compensation charges	—	3,875	—	17,910
Add: Lottery Systems Group - legal, start-up, consulting and severance costs	3,183	—	3,183	—
Add: Corporate SERP termination charges	12,363	—	12,363	—
Add: Printed Products Group - start-up, legal, defective tickets and Honsel earn out costs	3,291	—	5,498	—
Add: Diversified Gaming Group — market withdrawal and restructuring costs	600	—	6,321	—
Non-GAAP net income before income tax expense	34,048	25,885	130,969	133,834
Non-GAAP income tax expense	8,921	1,838	35,070	35,466
Non-GAAP adjusted net income	$25,127	24,047	95,899	98,368

Diluted non-GAAP net income per share	$0.27	0.25	1.04	1.05
Diluted GAAP net income per share	$0.11	0.08	0.81	0.70
Weighted average number of shares used in per share calculations	92,867	94,599	92,484	94,979
Less: Diluted shares included in weighted average number of shares related to potential conversion of convertible debt	—	262	—	939
Non-GAAP weighted average number of shares used in per share calculations.	92,867	94,337	92,484	94,040

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006

Net income	$10,355	7,887	75,319	66,761
Add: Income tax expense	4,256	599	28,285	24,063
Add: Depreciation and amortization expense	18,070	26,765	66,794	106,006
Add: Interest expense, net of other income or loss	6,217	13,014	25,326	42,626
EBITDA	$38,898	48,265	195,724	239,456

Add: Lottery Systems Group employee termination costs	—	2,982	—	4,318
Add: Printed Products Group employee termination costs	—	3,500	—	3,500
Add: Diversified Gaming Group employee termination costs and asset impairment charge	—	1,599	—	2,108
Add: Corporate employee termination costs	—	5,443	—	5,443
Add: Diversified Gaming Group — market withdrawal and restructuring costs	600	—	5,680	—
Add: Lottery Systems Group — legal, start-up, consulting and severance costs	3,183	—	3,183	—
Add: Corporate SERP termination charges	12,363	—	12,363	—
Add: Printed Products Group — start-up, legal, defective tickets and Honsel earn out costs	3,291	—	5,498	—
Add: Stock compensation charges	—	3,875	—	17,910
Adjusted EBITDA	$58,335	65,664	222,448	272,735